Exhibit 99.1

Carvana Acquires Car360
Carvana Adds 3D Computer Vision and Augmented Reality Expertise with Mark Cuban-Backed Car360

PHOENIX (April 17, 2018) – Carvana (NYSE: CVNA), a leading e-commerce platform for buying used cars, has acquired fellow technology innovator Car360, accelerating Carvana’s 360-degree photo technology capabilities with 3D computer vision and augmented reality (AR).

More than five years ago, Carvana pioneered the 360-degree used vehicle digital tour showcasing each car’s features and imperfections in high-resolution, all powered by proprietary technology and patented photo studios. Car360 has taken the concept mobile, enabling app-based photo capture, and even more immersive viewing capabilities.

“Carvana and Car360 both believe in the power of putting amazing technology in the hands of the customer so they can make one of the largest purchase decisions of their life with transparency and confidence,” said Ernie Garcia, founder and CEO of Carvana. “Bringing the Car360 team into the fold, we add even more entrepreneurial strength in computer vision, AR and app based photo capture. This technology unlocks a number of exciting capabilities that will further our mission to change the way people buy cars.”

An early iteration of Car360 launched in 2012, as a 360-degree panoramic video app called Cycloramic, and at one point became the No. 1 downloaded app on the Apple App Store with more than 20 million downloads. In 2013, the wildly successful app caught the attention of Mark Cuban on Shark Tank, leading to an initial investment that eventually increased as part of a $3.55 million Series A financing round for Car360 in 2017.

“We have long admired Carvana’s pioneering 360 work, and couldn’t be more excited to team up,” said Bruno Francois, founder of Car360. “Focusing our technology and innovation within the disruptive force Carvana has established in the industry means we can realize the full potential of our technology more quickly, and at significant scale – we’re looking forward to seeing what’s possible, together.”

As one of the first commercially available uses of 3D computer vision, machine learning and AR technology for the automotive industry, Car360 joins Carvana at an exciting time of hyper-growth, when more and more consumers are ditching the dealership to buy online.

“The Car360 mission is to change the way companies capture and tell a car’s story, which aligns perfectly with Carvana’s mission to change the way people buy cars,” said John Hanger, CEO of Car360.

The full Car360 team will transition to Carvana, including Founder Bruno Francois, CEO John Hanger and Chief Computer Vision Scientist Grant Schindler, Ph.D.

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About Carvana (NYSE: CVNA)
Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy cars. By removing the traditional dealership infrastructure and replacing it with technology and exceptional customer service, Carvana offers consumers an intuitive and convenient online automotive retail platform. Carvana.com enables consumers to quickly and easily buy a car online, including finding their preferred vehicle, qualifying for financing, getting a trade-in value, signing contracts, and receiving as-soon-as-next-day delivery or pickup of the vehicle from one of Carvana’s proprietary automated Car Vending Machines.

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